SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule14a-12

Applica Incorporated

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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[   ]   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ABOUT THE MEETING
STOCK OWNERSHIP
PROPOSAL ONE ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT ACCOUNTANTS
INFORMATION CONCERNING SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
OTHER BUSINESS

Applica Incorporated

__________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 14, 2002

__________________

To Our Shareholders:

     We cordially invite you to attend our annual meeting of shareholders. The meeting will be held at the University of Miami, James W. McLamore Executive Education Center, 5250 University Drive, Coral Gables, Florida 33124 on Tuesday, May 14, 2002, at 10:00 a.m. local time. At the meeting, the holders of our common stock will act on the following matters:

1.	Election of five directors, each for a term of three years; and

2.	Any other matters that properly come before the meeting.

     All holders of record of shares of common stock at the close of business on March 25, 2002 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

     Your vote is important to us. Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors,

David M. Friedson Chairman and Chief Executive Officer

Miami Lakes, Florida
April 4, 2002

     We Encourage You To Attend The Meeting In Person. If You Are Unable To Attend, We Respectfully Urge You To Execute And Return The Enclosed Proxy Card As Promptly As Possible. Shareholders Who Execute A Proxy Card May Nevertheless Attend The Meeting, Revoke Their Proxy And Vote Their Shares In Person.

2002 ANNUAL MEETING OF SHAREHOLDERS
OF
APPLICA INCORPORATED

__________________

PROXY STATEMENT

__________________

     This proxy statement contains information related to the annual meeting of shareholders of Applica Incorporated to be held on Tuesday, May 14, 2002, beginning at 10:00 a.m., at the University of Miami, James W. McLamore Executive Education Center, 5250 University Drive, Coral Gables, Florida, and at any adjournments or postponements thereof. We are first sending the proxy materials to shareholders on or around April 4, 2002.

ABOUT THE MEETING

What is a proxy?

     A proxy is your legal designation of another person to vote the stock that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or proxy card. As is our usual practice, two officers of the company have been designated as proxies for the 2002 annual meeting of shareholders. These two officers are Harry D. Schulman, President, Chief Operating Officer and Secretary, and Adam L. Kaplan, Treasurer.

What is a proxy statement?

     A proxy statement is a document the Securities and Exchange Commission requires us to give you when we ask you to sign a proxy card designating Harry D. Schulman and Adam L. Kaplan each as proxies to vote on your behalf at the annual meeting.

What is the purpose of the annual meeting?

     At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors. In addition, after adjournment of the formal meeting, management will report on the performance of Applica during fiscal 2001 and respond to appropriate questions from shareholders.

Who is entitled to vote at the meeting?

     Only shareholders of record at the close of business on March 25, 2002, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of Applica common stock?

     Holders of Applica common stock will vote together as a single class on all matters to be acted upon at the annual meeting. Each outstanding share of Applica common stock will be entitled to one vote on each matter. Neither Applica’s Articles of Incorporation nor Bylaws provides for cumulative voting rights.

Who can attend the meeting?

     All shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Seating, however, is limited. Admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 23,342,903 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 11,671,452 votes will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting. If less than a majority of the outstanding shares of common stock are represented at the meeting, a majority of the shares represented may adjourn the meeting from time to time without further notice.

How do I vote?

     If you complete and properly sign the accompanying proxy card and return it to Applica, it will be voted as you direct. Instructions for voting by using the Internet are included on your proxy card. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Applica either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

     The Board recommends a vote:

•	for election of the nominated slate of directors (see page 7).

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What if a shareholder does not specify a choice for a matter when returning a proxy?

     Shareholders should specify their choice for each matter on the enclosed form of proxy. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

What vote is required to approve each item?

     Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

     Other Items. For any other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

What is the difference between a shareholder of record and a shareholder who holds shares in street name?

     If your shares are registered in your name, you are a shareholder of record. If your shares are in the name of your broker or bank, your shares are held in street name.

     If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

How are abstentions and broker non-votes counted?

     Abstentions and broker-non-votes will not affect the outcome of any vote.

     Abstentions are considered as shares present and entitled to vote but are not counted as votes cast in the affirmative on a given matter. A broker or nominee holding shares registered in its name, or in the names of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, has, in our opinion, the discretion to vote the beneficial owner’s shares with respect to each of the matters presented at the annual meeting. If a matter has been included in the proxy to which a broker or nominee does not have discretionary voting power under applicable New York Stock Exchange rules, any broker or nominee “non-votes” will not be considered as shares entitled to vote on that subject matter and, therefore, will not be considered by the inspector when counting votes cast on the matter.

Who pays the proxy solicitation costs and who solicits proxies?

     The cost of preparing and mailing this proxy statement will be paid by Applica. In addition to the use of mail, employees of Applica may solicit proxies personally and by telephone. Applica’s employees will receive no compensation for soliciting proxies other than their regular salaries. Applica may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. Applica may reimburse such persons for their expenses in so doing.

STOCK OWNERSHIP

How much stock do Applica’s directors and executive officers own?

     The following table shows the amount of Applica common stock beneficially owned (unless otherwise indicated) by (A) our directors, (B) the executive officers named in the Summary Compensation Table below, and (C) all of the directors and executive officers of Applica as a group. All information is as of the record date.

     Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. The address of each of the beneficial owners identified below is c/o Applica Incorporated, 5980 Miami Lakes Drive, Miami Lakes, Florida 33014-2467.

	Amount and Nature of
	Common Stock
	Beneficially Owned (1)

Directors and Executive Officers	No. of Shares		Percent

Frederick E. Fair	15,500	(2)	*
David M. Friedson	2,885,596	(3)	11.6%
Susan J. Ganz	12,800	(4)	*
Barbara Friedson Garrett	217,992	(5)	*
Leonard Glazer	9,052	(6)	*
J. Maurice Hopkins	3,000	(7)	*
Thomas J. Kane	81,936	(8)	*
Lai Kin	1,889,000	(9)	8.1%
Desmond Lai	48,500	(10)	*
Michael Michienzi	110,355	(11)	*
Jerald I. Rosen	47,916	(12)	*
Felix S. Sabates	102,833	(13)	*
Harry D. Schulman	449,383	(14)	1.9%
Raymond So	393,500	(15)	1.7%
Paul K. Sugrue	3,700	(16)	*
Arnold Thaler	166,317	(17)	*
All directors and executive officers as a group (19 persons)	6,650,546		25.4%

*	Less than 1%.

(1)	Does not include options to acquire shares that are not exercisable within 60 days of the record date.
(2)	Includes options to purchase 3,000 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable on June 1, 2002.
(3)	Includes options to purchase 1,622,540 shares of common stock and 28,535 shares of common stock held in a 401(k) plan.
(4)	Includes options to purchase 7,500 shares of common stock and 5,000 shares owned by a corporation owned by Ms. Ganz’s husband. Does not include options to purchase 1,500 shares of common stock exercisable on June 1, 2002.
(5)	Includes options to purchase 160,000 shares of common stock.
(6)	Includes options to purchase 6,500 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable on June 1, 2002.
(7)	Reflects options to purchase 3,000 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable on June 1, 2002.
(8)	Includes options to purchase 64,167 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable on June 1, 2002 and options to purchase 8,333 shares of common stock exercisable on January 28, 2003.
(9)	Includes options to purchase 47,000 shares of common stock and 1,839,000 shares of common stock owned by Ourimbah Investment Limited, of which Mr. Lai Kin is a principal shareholder and Managing Director. Mr. Lai disclaims beneficial ownership of any common stock owned by his wife or his children.
(10)	Includes options to purchase 40,500 shares of common stock. Mr. Desmond Lai disclaims beneficial ownership of 1,839,000 shares held by Ourimbah Investment Limited, of which he is a director.

(Footnotes continued on next page.)

(11)	Includes options to purchase 83,335 shares of common stock, 164 shares of common stock held by Mr. Michienzi’s son and 1,857 shares of common stock held in 401(k) and employee stock purchase plans. Does not include options to purchase 10,000 shares of common stock exercisable on July 31, 2002, 10,000 shares of common stock exercisable on July 31, 2003, 3,333 shares of common stock exercisable on December 6, 2002 and 3,333 shares of common stock exercisable on December 6, 2003.
(12)	Includes options to purchase 15,000 shares of common stock and 1,565 shares of common stock owned by Mr. Rosen’s wife. Does not include options to purchase 1,500 shares of common stock exercisable on June 1, 2002.
(13)	Includes options to purchase 93,833 shares of common stock and 20,000 shares of common stock owned by a corporation, of which Mr. Sabates is president and sole shareholder. Does not include options to purchase 1,500 shares of common stock exercisable on June 1, 2002 and 16,667 shares of common stock exercisable on October 14, 2002.
(14)	Includes options to purchase 268,000 shares of common stock and 28,685 shares of common stock held in a 401(k) plan.
(15)	Includes options to purchase 225,000 shares of common stock. Mr. So disclaims beneficial ownership of 1,839,000 shares held by Ourimbah Investment Limited, of which he is a director. Mr. So also disclaims beneficial ownership of 67,000 shares held by a corporation owned by his siblings, of which he is a director.
(16)	Includes options to purchase 1,500 shares of common stock. Does not include options to purchase 1,500 shares of common stock exercisable on June 1, 2002.
(17)	Includes options to purchase 96,000 shares of common stock and 24,575 shares of common stock held in a 401(k) plan.

Who are the other large owners of Applica’s stock?

     Except as set forth below and in the previous table, we know of no single person or group that is the beneficial owner of more than 5% of Applica’s common stock.

	Amount and Nature of
	Common Stock
	Beneficially Owned

Name and Address of 5% Beneficial Owners	No. of Shares		Percent

Dimensional Fund Advisors Inc.	1,487,000	(1)	6.4%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Eagle Asset Management, Inc.	1,163,850	(2)	5.0%
880 Carillon Parkway
St. Petersburg, Florida 33716
ICM Asset Management, Inc. and James M. Simmons	1,897,133	(3)	8.2%
W. 601 Main Avenue, Suite 600
Spokane, Washington 99201
Jennison Associates LLC	1,176,500	(4)	5.1%
466 Lexington Avenue
New York, New York 10017
Ourimbah Investments Ltd.	1,839,000	(5)	7.9%
1F Efficiency House
35 TaiYau Street
Sanpokong, Kowloon, Hong Kong
Prudential Financial, Inc.	1,243,275	(6)	5.4%
751 Broad Street
Newark, New Jersey 07102
Putnam Investments, LLC	1,402,678	(7)	6.0%
Putnam Investment Management, LLC
The Putnam Advisory Company, LLC
Marsh & McLennan Companies, Inc.
One Post Office Square
Boston, Massachusetts 02109

(Footnotes on following page.)

(1)	As reported in the shareholder’s Schedule 13G filed with the SEC on February 12, 2002.
(2)	As reported in the shareholder’s Schedule 13G filed with the SEC on February 4, 2002.
(3)	As reported in the shareholder’s Schedule 13G filed with the SEC on February 5, 2002. James M. Simmons is the President of ICM Asset Management, Inc.
(4)	As reported in the shareholder’s Schedule 13G filed with the SEC on February 4, 2002.
(5)	Mr. Lai Kin is Managing Director and a principal shareholder of Ourimbah Investment Limited. Messrs. Raymond So and Desmond Lai are directors of Ourimbah but disclaim beneficial ownership of such shares.
(6)	As reported in the Shareholder’s Schedule 13G filed with the SEC on February 14, 2002.
(7)	As reported in the Shareholder’s Schedule 13G filed with the SEC on February 13, 2002. Putnam Investments, LLC, which is a wholly owned subsidiary of March & McLennan Companies, Inc., wholly owns Putnam Investment Management, LLC and The Putnam Advisory Company, LLC.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Applica’s directors and executive officers and persons who own more than 10% of the outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Applica common stock. Such persons are required by SEC regulation to furnish Applica with copies of all such reports they file.

     To our knowledge, based solely on a review of the copies of such reports furnished to us and verbal confirmations that no other reports were required, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners have been met, except for one filing relating to the exercise of options to acquire 30,000 shares of common stock and subsequent sale thereof, which was inadvertently filed late by Barbara Friedson Garrett.

PROPOSAL ONE
ELECTION OF DIRECTORS

     The Board of Directors is presently composed of fifteen directors, divided evenly among Class I, Class II and Class III. The terms of office of all of the directors in any one class expire each year on a rotating basis. At the annual meeting, five directors are to be nominated for election to Class III of the Board of Directors to serve until the 2005 Annual Meeting of Shareholders. The term of the Class I directors expires in 2003 and the term of the Class II directors expires in 2004.

     Each of the nominees for election as a director is presently a member of our Board of Directors. The Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee is unable to accept election, proxies solicited hereunder will be voted in favor of the remaining nominees, if any, and for such other persons as may be designated by the Board of Directors, unless directed by a proxy to do otherwise.

     The table below sets forth information regarding each director and nominee for director.

			Director
Name	Age	Position with Applica	Since

Nominees for Election to Class III of the Board:
Frederick E. Fair	69	Director	1999
David M. Friedson	46	Director, Chairman of the Board and Chief Executive Officer	1982
Desmond Lai	40	Director and Director of Applica Durable Manufacturing Limited	1996
Jerald I. Rosen	74	Director	1963
Harry D. Schulman	50	Director, President, Chief Operating Officer and Secretary	1999

Continuing Members of the Board:

Class I Directors
Susan J. Ganz	42	Director	1996
Barbara Friedson Garrett	49	Director and Senior Vice President	1984
J. Maurice Hopkins	54	Director	1999
Thomas J. Kane	60	Director	1996
Felix S. Sabates	59	Director	1991

Class II Directors
Leonard Glazer	79	Director	1979
Lai Kin	71	Director and Chairman of Applica Durable Manufacturing Limited	1989
Raymond So	52	Director and Managing Director of Applica Durable Manufacturing Limited	1995
Paul K. Sugrue	56	Director	2000
Arnold Thaler	63	Director and Senior Vice President	1996

Class III Directors

     Frederick E. Fair retired in 1998 and is a private investor. For more than five years prior to his retirement, Mr. Fair was a Senior Vice President of Institutional Sales of Raymond James Financial, Inc., an investment banking firm.

     David M. Friedson has served as Chairman of the Board of Applica Incorporated since April 1996 and Chief Executive Officer since January 1987. From January 1985 to January 2001, Mr. Friedson served as President of Applica and from June 1976 to January 1985, Mr. Friedson held various other senior management positions. Mr. Friedson is the brother of Barbara Friedson Garrett.

     Desmond Lai has served as a director of Applica Durable Manufacturing Limited, Applica’s Chinese manufacturing subsidiary, since March 1993 and has held various senior management positions with such subsidiary for more than the last five years. Desmond Lai is the son of Mr. Lai Kin.

     Jerald I. Rosen was Secretary of Applica from 1977 until December 1998. Mr. Rosen has been engaged in the practice of law since 1969 and has been a Certified Public Accountant since 1952.

     Harry D. Schulman has served as President of Applica Incorporated since January 2001 and Chief Operating Officer since November 1, 1998. Mr. Schulman has also served as Secretary of Applica since January 1999. From March 1990 to January 2001, Mr. Schulman served as Chief Financial Officer of Applica. From February 1998 until June 1998, he served as a Senior Vice President and from February 1993 until June 1998, Mr. Schulman served as Executive Vice President - Finance and Administration. Prior thereto, he held other senior finance positions with Applica.

Class I Directors

     Susan J. Ganz has served as President and Chief Executive Officer of each of Lion Brothers Co. Ltd. (and as a senior officer of certain of its direct and indirect subsidiaries and affiliates), a manufacturer of embroidered emblems, and Chesapeake Cap Company, Inc., a manufacturer of headwear, for more than the last five years.

     Barbara Friedson Garrett has served as Senior Vice President of Applica since November 1998. Prior to that time, Ms. Garrett held various other senior management positions with Applica. Ms. Garrett is the sister of David M. Friedson.

     J. Maurice Hopkins has served as President of Merchandise Sales Corporation, a consumer products sales and marketing company, for more than the last five years.

     Thomas J. Kane has served as President of T.J.K. Sales, Inc., an independent sales representative, since he founded the company in 1978. See “Certain Relationships and Related Transactions” for a description of business conducted between T.J.K. Sales, Inc. and Applica.

     Felix S. Sabates is the Chief Executive Officer of FSS Holdings, Inc., a consulting company. From January 1965 to January 2001, Mr. Sabates was the Chief Executive Officer of Top Sales Company, Inc., an independent sales representative.

Class II Directors

     Leonard Glazer retired in 1992 and is a private investor. For more than five years prior thereto, Mr. Glazer was President of Professional Engineering International, Inc., an engineering consulting firm.

     Lai Kin has been Chairman of Applica Durable Manufacturing Limited since 1995. From 1973 to 1995, Mr. Lai was Managing Director of such subsidiary. In addition, Mr. Lai has been Managing Director of Ourimbah Investment Ltd. since 1989. Ourimbah is a holding and investment company and owns approximately 8% of the outstanding common stock of Applica. Lai Kin is the father of Desmond Lai. Applica has agreed to use its best efforts to recommend to its shareholders and directors that Mr. Lai remain a member of the Board of Directors for such time as Mr. Lai continues to be an indirect shareholder of Applica and continues to be employed by Applica Durable and/or any other affiliate of Applica.

     Raymond So has served as Managing Director of Applica Durable Manufacturing Limited since February 1996. From February 1996 to June 1998, he served as a Senior Vice President of Applica. Prior thereto and beginning in 1986, Mr. So held various senior executive management positions with Applica Durable.

     Paul K. Sugrue has been the Dean of the University of Miami School of Business Administration since 1992 and was Associate Dean from 1984 to 1988. From 1988 to 1992, Mr. Sugrue served as Vice Provost of the University of Miami.

     Arnold Thaler has served as a Senior Vice President of Applica since November 1998. Mr. Thaler has been employed with Applica since 1979 and held various other senior management positions during that time.

How are directors compensated?

     Base Compensation. Salaried employees of Applica do not receive any additional cash compensation for serving as a director or committee member. Applica pays fees to non-employee directors of $2,500 per month for service on the Board of Directors. We also pay a fee of $750 to non-employee directors for each Board of Directors’ meeting and each committee meeting attended.

     Stock Options. On June 1, 2001, each non-employee director of Applica received options to acquire 1,500 shares of common stock at a price of $8.49 per share, the fair market value of the common stock on such date. Applica intends to continue to grant its non-employee directors options to acquire 1,500 shares of common stock on June 1st of each year.

How often did the Board meet during 2001?

     The Board of Directors held eight meetings during 2001. All of the directors, other than Messrs. Lai Kin, Raymond So and Desmond Lai, attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which such person served. Messrs. Lai Kin, Raymond So and Desmond Lai are residents of Hong Kong.

What committees has the Board established?

     The Board of Directors of Applica has Nominating, Compensation and Audit Committees. The members of each committee have been appointed by the Board of Directors to serve until their respective successors are elected and qualified.

     Nominating Committee. The Nominating Committee considers nominees for membership on the Board of Directors who are recommended by Applica’s shareholders. Under Applica’s Bylaws, nominations for director may be made by a shareholder entitled to vote who delivers notice to Applica not less than 90 days nor more than 120 days prior to the first anniversary of the date of the notice of the preceding year’s annual meeting. Such shareholder’s notice to the Secretary must set forth:

•	as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	as to the shareholder giving the notice, (A) the name and address of such shareholder and (B) the class and number of shares of Applica which are beneficially owned by such shareholder and also which are owned of record by such shareholder; and

•	as to the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such person and (B) the class and number of shares of Applica which are beneficially owned by such person.

     Applica may also require any proposed nominee to furnish such other information as may reasonably be required by it to determine the eligibility of such proposed nominee as a director. The Nominating Committee, which is composed of Messrs. Friedson (Chairman), Glazer, Rosen and Sabates, did not meet in 2001.

     Compensation Committee. The Compensation Committee determines the cash and other incentive compensation, if any, to be paid to the executive officers. The Compensation Committee is also responsible for the administration and award of stock options under Applica’s stock option plans, as well as the award of non-qualified stock options issued pursuant to individual stock option agreements. The Compensation Committee is composed of Messrs. Rosen (Chairman) and Glazer, each of whom is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee met one time and acted one time in writing in 2001.

     Audit Committee. The functions of the Audit Committee and its activities during fiscal 2001 are described below under the heading Report of the Audit Committee. The Audit Committee met six times in 2001 and is currently composed of Messrs. Rosen (Chairman), Glazer and Sugrue.

     During the year, the Board examined the composition of the Audit Committee in light of the New York Stock Exchange rules governing audit committees. Based upon this examination, the Board confirmed that Messrs. Sugrue and Glazer were “independent” within the meaning of the Exchange’s rules. Mr. Rosen was not considered “independent” in 2001 because, even though he was not an employee of Applica and received no compensation for his services, he had served as Secretary of Applica within the past three years (until December 1998). However, the Board of Directors determined on May 8, 2001, in accordance with applicable NYSE rules, that Mr. Rosen’s service as a member of the Audit Committee was in the best interest of Applica and its shareholders because of his experience as a certified public accountant. Mr. Rosen will be considered independent for the 2002 fiscal year.

Report of the Audit Committee

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Applica under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Applica specifically incorporates this Report by reference therein.

     As set forth in more detail in the Audit Committee Charter, the primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing:

•	Applica’s financial reports;

•	Applica’s systems of internal controls regarding finance and accounting that management and the Board have established; and

•	Applica’s auditing, accounting and financial reporting processes generally.

     Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, Applica’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are:

•	To oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of Applica;

•	To review and appraise the audit efforts of Applica’s independent accountants and internal auditing department; and

•	To provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department and the Board of Directors.

     The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. To carry out its responsibilities, the Committee met six times during fiscal 2001. These meetings included private sessions with Applica’s independent auditors at which candid discussions of financial management, accounting and internal control issues took place.

     In overseeing the preparation of Applica’s financial statements, the Committee met with both management and Applica’s independent accountants to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     With respect to Applica’s outside auditors, Grant Thornton LLP, the Committee, among other things, received and discussed with them their written report on matters relating to their independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered with the auditors whether the provision of non-audit services provided by them to Applica during 2001 was compatible with the auditors’ independence.

     Finally, the Committee continued to monitor the scope and adequacy of Applica’s internal auditing program, including proposals for adequate staffing, and to strengthen internal procedures and controls where appropriate.

     On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the audited financial statements in Applica’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

     Management is responsible for Applica’s financial reporting process and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the independent auditors are responsible for auditing those financial statements. The Audit Committee is responsible for monitoring and reviewing these processes, not to conduct auditing or accounting reviews and procedures. Members of the Audit Committee may not be, and do not represent themselves to be, accountants or auditors by profession or experts in the field of accounting or auditing. The Committee’s considerations and discussions with management and the independent auditors do not assure that Applica’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of Applica’s financial statements has been carried out in accordance with generally accepted auditing standards.

The Audit Committee Jerald I. Rosen (Chairman) Leonard Glazer Paul K. Sugrue

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the aggregate compensation paid during 2001, 2000 and 1999 to Applica’s Chief Executive Officer (the “CEO”) and each of the four most highly compensated executive officers other than the CEO. The CEO and such other executive officers are sometimes referred to herein as the “Named Executive Officers.”

				Long-Term
				Compensation

				Awards

		Annual		Securities
		Compensation (1)		Underlying	All Other
				Options/SARs	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	(#)(2)	($)

David M. Friedson	2001	1,000,012	500,000	—	7,928	(3)
Chairman and Chief Executive	2000	1,000,012	250,000	501,500	7,903
Officer	1999	1,000,012	2,000,000	101,500	3,284

Lai Kin	2001	471,923	40,769	—	—
Chairman of Applica Durable	2000	443,077	135,962	1,500	—
Manufacturing Limited	1999	419,691	127,477	1,500	—

Harry D. Schulman	2001	471,740	200,000	—	6,845	(4)
President, Chief Operating	2000	395,018	100,000	76,500	11,325
Officer and Secretary	1999	382,841	500,000	41,500	3,462

Raymond So	2001	450,000	—	—	—
Managing Director of Applica	2000	410,898	150,128	51,500	—
Durable Manufacturing Limited	1999	377,606	219,370	41,500	—

Michael J. Michienzi	2001	309,322	100,000	—	11,990	(5)
Senior Vice President – Global	2000	303,706	45,000	40,000	15,840
Business Development of	1999	275,537	200,000	—	3,490
Applica Consumer Products, Inc.

(1)	The column for “Other Annual Compensation” has been omitted because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer, including car allowances and club memberships, did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus of such officer.
(2)	See “Aggregate Option/SAR Exercises and Year-End Option/SAR Value Table” below for additional information about these options. Applica has not granted any SARs.
(3)	The amount indicated consists of life insurance premiums of $3,928 paid by Applica and matching contributions made by Applica of $4,000 to its 401(k) Profit Sharing Plan.
(4)	The amount indicated consists of life insurance premiums of $2,845 paid by Applica and matching contributions made by Applica of $4,000 to its 401(k) Profit Sharing Plan.
(5)	The amount indicated consists of life insurance premiums of $7,990 paid by Applica and matching contributions made by Applica of $4,000 to its 401(k) Profit Sharing Plan.

     Option/SAR Grants. There were no grants of stock options made during 2001 to any of the Named Executive Officers. Applica does not grant any stock appreciation rights.

     Aggregate Option/SAR Exercises and Year-End Option/SAR Value Table. The following table sets forth certain information concerning stock options exercised during 2001 and unexercised stock options held by the Named Executive Officers as of the end of 2001.

Aggregated Option/SAR Exercises in Fiscal Year 2001
and Fiscal Year-End Option/SAR Values

			Number of
			Securities		Value of
			Underlying		Unexercised
			Unexercised		In-the-Money
			Options/SARs at		Options/SARs at
			2001 Fiscal		2001 Fiscal
			Year-End (#)		Year-End ($)(1)
	Shares Acquired	Value	Exercisable (E)		Exercisable (E)
Name	on Exercise (#)	Realized ($)	Unexercisable(U)		Unexercisable(U)

David M. Friedson	—	—	1,589,207	(E)	$2,961,678	(E)
			33,333	(U)	$62,833	(U)
Lai Kin	—	—	47,000	(E)	$72,216	(E)
			0	(U)	$0	(U)
Harry D. Schulman	—	—	254,667	(E)	$506,942	(E)
			13,333	(U)	$25,133	(U)
Raymond So	—	—	211,667	(E)	$348,349	(E)
			13,333	(U)	$25,133	(U)
Michael J. Michienzi	—	—	83,334	(E)	$132,404	(E)
			26,666	(U)	$35,896	(U)

(1)	Based on the closing price of Applica’s common stock on the New York Stock Exchange on December 31, 2001, which was $9.01.

* * * * *

Report of the Compensation Committee on Executive Compensation

     The following Report of the Compensation Committee and the performance graph which follows do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Applica under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Applica specifically incorporates this Report or the performance graph by reference therein.

     The Compensation Committee of the Board of Directors is responsible for administering the executive compensation and stock option programs of Applica.

     Philosophy. The Compensation Committee’s executive compensation philosophy is to provide competitive levels of compensation, integrate the compensation of its executive officers with the achievement of Applica’s annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievement, particularly with respect to special projects and assignments, and assist Applica in attracting and retaining qualified management. To meet these objectives, the Compensation Committee attempts to set the compensation of its executive officers at levels that it believes are competitive with other companies of the same size in Applica’s industry in light of its current and anticipated performance. The Compensation Committee endorses the position that equity interests in Applica held by management are beneficial in aligning executive officers’ and shareholders’ interests in the enhancement of shareholder value.

     Components of Executive Compensation. Compensation of Applica’s executive officers consists of both cash payments and grants of stock options. The annual cash compensation consists of a base salary and an annual bonus. Long-term incentives are provided through the grant of incentive and non-qualified stock options under Applica’s stock option plans and non-qualified stock options issued pursuant to individual stock option agreements.

                    Base Salaries. The Compensation Committee attempts to set base salaries of its executive officers at levels that it believes are competitive with other companies of the same size in Applica’s industry. Information about appropriate salary levels has been determined by reviewing compensation surveys and the public disclosure of Applica’s competitors, and through Applica’s recruiting activities. Salaries are reviewed annually and any increases are based on competitive practices as well as the performance of Applica and the executive officer.

                    All eight of Applica’s executive officers (including the five Named Executive Officers) are parties to employment agreements with Applica. A majority of these employment agreements provide for an annual salary increase equal to the increase in the Consumer Price Index.

                    Bonuses. Cash bonuses have been a standard and expected component of compensation at Applica. Under their employment agreements, the executive officers are entitled to an annual performance bonus based upon the achievement by Applica of certain objective earnings goals and the completion of personal performance goals set by the Compensation Committee each year. The performance bonuses range between 15% and 115% of base salary, depending on individual performance and the performance of Applica. Additionally, the executive officers were entitled to a synergies bonus based upon objective performance goals set by the Compensation Committee in integrating the Black & Decker Household Products division into Applica, which must have been achieved on or before December 31, 2001. This bonus was between 5% and 40% of base salary and was paid in 2002. No further synergies bonuses will be paid.

                    Because the performance goals were not met, annual bonuses were not paid for the 2001 fiscal year to executive officers and other senior management. However, because Applica exceeded its three-year goal of $45 million in manufacturing cost synergies since the acquisition of the Household Products group, certain executive officers were paid a one-time cash bonus.

                    In 1997, Applica’s shareholders approved the 1997 Cash Bonus Performance Plan pursuant to which the Compensation Committee may provide participating executive officers with bonuses which qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Named Executive Officers did not receive bonuses pursuant to such plan for the 2001 fiscal year because performance goals were not met. Cash bonuses of between one and three months’ base salaries were paid to certain persons employed by Applica’s subsidiaries in Hong Kong, in accordance with the customary practice in Hong Kong.

                    Stock Options. The Compensation Committee grants stock options to Applica’s executive officers pursuant to its stock option plans and individual stock option agreements. The Compensation Committee has the authority to determine the individuals to whom stock options are awarded, the terms upon which option grants are made, the duration of the options and the number of shares subject to each option. The size of the option grants are generally based on the position level of the recipient. Through the award of stock options, the objective of aligning executive officers’ long range interests with those of the shareholders is met by providing the executive officers with the opportunity to build a meaningful stake in Applica.

                    It is the Compensation Committee’s intention that, over time, compensation opportunities from option grants will constitute a significant portion of each executive officer’s total compensation. However, there are not automatic grants to each executive officer every year. Instead, the Compensation Committee reviews the performance of Applica overall and of each individual executive officer, as well as past option grants to each executive officer, and makes decisions about recipients and grant sizes for the year. In 2001, no stock options were granted to the Named Executive Officers.

     Compensation of Chief Executive Officer. The Compensation Committee considered a number of factors in determining the over-all compensation to be paid to Applica’s Chief Executive Officer, including levels generally paid to executives in Applica’s industry, Applica’s performance, the Chief Executive Officer’s contribution to Applica’s development and Applica’s short- and long-term prospects. Pursuant to Mr. Friedson’s employment agreement, he receives a base salary of $1,000,000. The Compensation Committee did not grant Mr. Friedson a raise in 2001.

     Mr. Friedson is also entitled to an annual performance bonus based upon the achievement by Applica of certain objective earnings goals and the completion of personal performance goals set by the Compensation Committee each year. The performance bonus can be between 85% and 115% of his base salary, depending on his performance and the performance of Applica. Additionally, Mr. Friedson was entitled to an annual synergies bonus based upon objective performance goals set by the Compensation Committee in integrating the Black & Decker Household Products division into Applica. This bonus could be between 20% and 40% of his base salary.

     Mr. Friedson did not receive an annual bonus in 2001 because Applica did not meet the performance goals previously established by the Compensation Committee. However, because Applica exceeded its synergies goals for the integration of the Black & Decker Household Products division, he was paid a one-time cash bonus of $500,000.

     Mr. Friedson did not receive a grant of stock options in the year ended December 31, 2001.

The Compensation Committee Jerald I. Rosen (Chairman) Leonard Glazer

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors consists of Jerald I. Rosen and Leonard Glazer. Mr. Rosen served as Secretary of Applica through December 1998, although he was not compensated for his services in such capacity. Messrs. Rosen and Glazer are independent directors of Applica and are not affiliated with any principal shareholder of Applica.

Comparative Performance by Applica

     Set forth below is a five-year graphic comparison of the yearly percentage change in Applica’s cumulative shareholder return on its common stock with the cumulative total return of the Standard & Poor’s 500 Stock Index and the Standard & Poor’s SmallCap 600 Stock Index.

Fiscal Year	Applica	SmallCap 600	S&P 500

1996	$100	$100	$100
1997	$177	$126	$133
1998	$61	$129	$171
1999	$133	$145	$208
2000	$38	$162	$189
2001	$70	$195	$166

NOTE:	The comparisons in this table are required by the SEC and are not intended to forecast or be indicative of possible future performance of the Applica common stock. Assumes that $100 was invested on December 31, 1996 in the Applica common stock, the S&P 500 Index and the S&P SmallCap 600 Index and that dividends were reinvested quarterly.

Employment Agreements

     David M. Friedson. In June 1999, Applica Incorporated entered into a new employment agreement with David M. Friedson, its Chairman of the Board and Chief Executive Officer. Under this agreement, Mr. Friedson is employed for continuous five-year periods such that on each anniversary of the agreement, the term is automatically extended for an additional year unless written notice of an intention not to extend is given by either party. The agreement provides for minimum annual base salary, subject to adjustment based on the increase in the consumer price index, in addition to other benefits and annual stock option grants at the discretion of the Compensation Committee. Mr. Friedson’s base salary was $1,000,000 at December 31, 2001. The agreement also provides for an automobile allowance of $2,000 per month. Under the agreement, Mr. Friedson is entitled to an annual performance bonus based upon Applica’s achievement of certain objective earnings goals and his completion of personal performance goals set by the Compensation Committee each year. The performance bonus can be between 85% and 115% of his base salary, depending on his performance. Additionally, Mr. Friedson was entitled to a synergies bonus based upon objective performance goals set by the Compensation Committee in integrating the Black & Decker Household Products division into Applica on or before December 31, 2001. This bonus could be between 20% and 40% of his base salary and was paid in 2002. Mr. Friedson is also entitled to such additional bonuses as may be determined from time to time by the Compensation Committee.

     Mr. Friedson’s employment agreement contains certain non-competition, non-disclosure and non-solicitation covenants. Mr. Friedson can be terminated for cause, in which case all obligations of Applica under the agreement immediately terminate, or without cause, in which case he is entitled to a lump sum payment equal to (1) five times his annual base salary and (2) five times his prior year performance bonus, plus specified welfare benefits. If, at any time during the term of the agreement, there is a change in control of Applica and within one year after such change in control, (1) Mr. Friedson is terminated without cause or (2) if he terminates his employment under specific circumstances, then Applica must pay Mr. Friedson a lump sum equal to five times his base salary and five times his prior year performance bonus, along with specified welfare benefits. Additionally, any outstanding options held by Mr. Friedson may be exercised and the underlying shares sold without restrictions imposed by Applica. Pursuant to his employment agreement, if any portion of the change-in-control payment made to Mr. Friedson is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, Applica must also make a payment to him in an amount equal to the excise tax imposed.

     Upon the termination of his employment contract (other than as a result of a change in control), Mr. Friedson will be retained by Applica as an advisor and consultant for a five-year term, which is automatically extended for an additional year on each anniversary of the term. Mr. Friedson’s annual compensation during such advisory term will be 60% of his average annual base salary and bonuses for the three years prior to the start of such term. If there is a change in control of Applica during the advisory term, Mr. Friedson has the option of terminating his services. In such event, Applica must pay Mr. Friedson a lump sum equal to the compensation he would have earned during the remainder of the term, discounted by 10% for each year by which such payments are accelerated.

     Lai Kin. Applica Durable Manufacturing Limited, Applica’s Chinese manufacturing subsidiary, has entered into an employment agreement with Lai Kin. This agreement provides for the employment of Mr. Lai as Chairman of Durable for an initial term of three years, which term is automatically extended each year for an additional one-year period unless written notice of an intention not to extend is given by either party. Under this agreement, Mr. Lai is entitled to a minimum annual base salary which, as of December 31, 2001, was $471,923, in addition to other benefits. If at any time during the term of this agreement, there is a change in control of Applica, then Mr. Lai has the option of terminating his employment upon 60 days’ notice and, in such event, Applica shall pay Mr. Lai a lump sum amount equal to three times his current annual salary. Such lump sum payment would be in lieu of any compensation that would otherwise be due thereafter under this agreement. Additionally, any outstanding options held by Mr. Lai may be exercised and the underlying shares sold without restrictions imposed by Applica.

     Upon Mr. Lai’s resignation or termination as Chairman of Durable, Applica has agreed to employ him as a consultant to Applica and Durable and any of their affiliates at a salary equal to 60% of his annual base salary from Durable in the fiscal year immediately preceding his resignation or termination from Durable. Pursuant to this agreement, Mr. Lai will be employed as a consultant for a three-year period which is automatically extended by one year on the first day of the second year of each three-year period unless two years’ prior written notice is given to terminate the agreement, in which event the term of the agreement will be automatically extended for one additional year beyond the expiration of the then-current three-year period. This agreement also provides for welfare benefits and contains certain non-competition and non-disclosure covenants. If at any time during the term of this agreement, there is a change in control of Applica, then Mr. Lai has the option of terminating his services under certain specified circumstances and, in such event, Applica shall pay Mr. Lai a lump sum equal to three times his current consulting fee. Such lump sum payment would be in lieu of any compensation that would otherwise be due thereafter under these agreements.

     Harry D. Schulman. In August 1999, Applica Incorporated entered into an employment agreement with Harry D. Schulman, its President, Chief Operating Officer and Secretary. Under this agreement, Mr. Schulman is employed for continuous three-year periods such that on each anniversary of the agreement, the term is automatically extended for an additional year unless written notice of an intention not to extend is given by either party. The agreement provides for minimum annual base salary, subject to adjustment based on the increase in the consumer price index, in addition to other benefits and annual stock option grants at the discretion of the Compensation Committee. Mr. Schulman’s annual base salary was $500,000 at December 31, 2001. The agreement also provides for an automobile or monthly automobile allowance. Under the agreement, Mr. Schulman is entitled to an annual performance bonus based upon Applica’s achievement of certain objective earnings goals and his completion of personal performance goals set by the Compensation Committee each year. The performance bonus can be between 35% and 75% of his base salary, depending on his performance. Additionally, Mr. Schulman was entitled to a synergies bonus based upon objective performance goals set by the Compensation Committee in integrating the Black & Decker Household Products division into Applica on or before December 31, 2001. This bonus could be between 5% and 25% of his base salary and was paid in 2002. Mr. Schulman is also entitled to such additional bonuses as may be determined from time to time by the Compensation Committee.

     Mr. Schulman’s employment agreement contains certain non-competition, non-disclosure and non-solicitation covenants. Mr. Schulman can be terminated for cause, in which case all obligations of Applica under the agreement immediately terminate, or without cause, in which case he shall be entitled to a lump sum payment equal to (1) three times his annual base salary and (2) three times his prior year performance bonus, plus specified welfare benefits. If, at any time during the term of the agreement, there is a change in control of Applica and within one year after such change in control (1) Mr. Schulman is terminated without cause or (2) if he terminates his employment under specific circumstances, then Applica must pay Mr. Schulman a lump sum equal to three times his base salary and three times his prior year performance bonus, along with specified welfare benefits. Additionally, any outstanding options held by Mr. Schulman may be exercised and the underlying shares sold without restrictions imposed by Applica. Pursuant to his employment agreement, if any portion of the change-in-control payment made to Mr. Schulman is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, Applica must also make a payment to him in an amount equal to the excise tax imposed.

     Raymond So. In November 2001, Applica Durable Manufacturing Limited entered into a new employment agreement with Raymond So, its Managing Director. Under this agreement, Mr. So is employed for continuous three-year periods such that on each anniversary of the agreement, the term is automatically extended for an additional year unless written notice of an intention not to extend is given by either party. The agreement provides for minimum annual base salary, in addition to other benefits and annual stock option grants at the discretion of the Compensation Committee. Mr. So’s annual base salary was $450,000 at December 31, 2001. The agreement also provides for an automobile or monthly automobile allowance. Under the agreement, Mr. So is entitled to an annual performance bonus based upon Applica’s achievement of certain objective earnings goals and his completion of personal performance goals set by the Compensation Committee each year. The performance bonus can be between 20% and 50% of his base salary, depending on his performance. Mr. So is also entitled to such additional bonuses as may be determined from time to time by the Chief Executive Officer of Applica or the Compensation Committee.

     Mr. So’s employment agreement contains certain non-competition, non-disclosure and non-solicitation covenants. Mr. So can be terminated for cause, in which case all obligations of Applica Durable Manufacturing Limited under the agreement immediately terminate, or without cause, in which case he shall be entitled to a lump sum payment equal to (1) three times his annual base salary and (2) three times his prior year performance bonus, plus specified welfare benefits. If, at any time during the term of the agreement, there is a change in control of Applica and within one year after such change in control (1) Mr. So is terminated without cause or (2) if he terminates his employment under specific circumstances, then Durable must pay Mr. So a lump sum equal to three times his base salary and three times his prior year performance bonus, along with specified welfare benefits. Additionally, any outstanding options held by Mr. So may be exercised and the underlying shares sold without restrictions imposed by Applica.

     Michael J. Michienzi. In July 2000, Applica Consumer Products, Inc. entered into a new employment agreement with Michael J. Michienzi, its Senior Vice President – Global Business Development. Under this agreement, Mr. Michienzi is employed until June 30, 2003, which term is automatically extended each year for an additional one-year period unless written notice of an intention not to extend is given by either party. The agreement provides for minimum annual base salary which, at December 31, 2001, was $309,322, subject to adjustment based on the increase in the consumer price index, in addition to other benefits and annual stock option grants at the discretion of the Compensation Committee. The agreement also provides for an automobile allowance of $975 per month. Under the agreement, Mr. Michienzi is entitled to an annual performance bonus based upon Applica’s achievement of certain objective earnings goals and his completion of personal performance goals set by the Compensation Committee each year. The performance bonus can be between 20% and 50% of his base salary, depending on his performance. Additionally, Mr. Michienzi was entitled to a synergies bonus based upon objective performance goals set by the Compensation Committee in integrating the Black & Decker Household Products division into Applica on or before December 31, 2001. This bonus could be between 5% and 25% of his base salary and was paid in 2002.

     Mr. Michienzi’s agreement contains certain non-competition, non-disclosure and non-solicitation covenants. Mr. Michienzi can be terminated for cause, in which case all obligations of the company under the agreement immediately terminate, or without cause, in which case he is entitled to a lump sum payment equal to two and one-half times his base salary and two and one-half times his prior year performance bonus, plus specified welfare benefits. If, at any time during the term of the agreement, there is a change in control of Applica and within one year after such change in control (1) Mr. Michienzi is terminated without cause or (2) if he terminates his employment under specific circumstances, the company must pay Mr. Michienzi a lump sum equal to two and one-half times his base salary and two and one-half times his prior year performance bonus, along with specified welfare benefits. Additionally, any outstanding options held by Mr. Michienzi may be exercised and the underlying shares sold without restrictions imposed by Applica. Pursuant to his employment agreement, if any portion of the change-in-control payment made to Mr. Michienzi is subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code, the company must also make a payment to him in an amount equal to the excise tax imposed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Matters Relating to Applica Durable Manufacturing Limited. In April 1994, in connection with the purchase by Applica of the remaining 20% of the outstanding shares of capital stock of its Chinese manufacturing subsidiary, Applica Durable Manufacturing Limited, from Ourimbah Investment Ltd., Applica agreed, upon a change of control of Applica (as defined in such agreement), to make an additional payment to Ourimbah in respect of the shares of Durable being purchased under the agreement. The payment is equal to the greater of (i) the same multiple of earnings per share paid for the shares of common stock of Applica received in connection with such change of control or (ii) the same multiple of net asset value per share paid for the shares of common stock of Applica received in connection with such change of control.

     In addition, Applica agreed to use its best efforts to recommend to its shareholders and directors that two individuals to be nominated by Mr. Lai Kin and deemed suitable by Applica be appointed as members of Applica’s Board of Directors. Applica further agreed to maintain the composition of Durable’s Board of Directors equally divided between designees of Ourimbah and persons selected by Applica. Accordingly, for so long as (i) such designees of Ourimbah who are present members of the Board of Directors of Durable remain shareholders of Ourimbah, and (ii) Ourimbah remains a shareholder of Applica, Applica must vote its shares of Durable to appoint such designees of Ourimbah to the Durable Board. When any member of the Durable Board who has been designated by Ourimbah ceases to be a shareholder of Ourimbah, such designee shall no longer be entitled to serve on the Durable Board, and Applica shall have the right to designate a replacement member to the Durable Board in its sole discretion.

     Additionally, Applica has agreed to use its best efforts to recommend to its shareholders and directors that Lai Kin, a director of Applica, the Chairman of Durable and the Managing Director of Ourimbah Investment Ltd., be appointed as, and remain a member of, Applica’s Board of Directors for such time as Mr. Lai (or Ourimbah) continues to be a shareholder of Applica and continues to be employed by Durable and/or any other affiliate of Applica.

     Loans. Applica has a loan outstanding to David M. Friedson, its Chairman of the Board and Chief Executive Officer. The loan, which is unsecured, bears interest at LIBOR plus 1.5% per annum (3.37% at December 31, 2001) and is payable upon demand. Interest only is payable on an annual basis. At December 31, 2001, the balance of such loan, including accrued interest, was approximately $1,323,000.

     In April 1999, Applica sold 210,000 shares of its common stock to Mr. Friedson at the fair market value of $7.125 per share and provided a loan in the amount of $1,496,250 that was used in connection with the purchase of such shares. The loan is on a full recourse basis and is secured by shares of common stock held by Mr. Friedson. The loan was originally due in April 2002, but has been extended until April 2005. The loan bears interest at the rate of LIBOR plus 2.75% per annum (4.62% at December 31, 2001). Interest is payable on the due date. The amount due to Applica, including accrued interest, at December 31, 2001 was approximately $1,818,000.

     Applica Consumer Products, Inc. has a loan outstanding to Harry D. Schulman, its President, Chief Operating Officer and Secretary. The loan, which is unsecured, bears interest at 8.25% per annum and is payable on the earlier of (i) August 1, 2002 or (ii) the termination of Mr. Schulman’s employment agreement. At December 31, 2001, the balance of such loan, including accrued interest, was approximately $136,000.

     Applica Consumer Products, Inc. has a loan outstanding to Terry L. Polistina, its Senior Vice President and Chief Financial Officer. The loan, which is unsecured, bears interest at 8.25% per annum and is payable on the earlier of (i) June 30, 2003 or (ii) the termination of Mr. Polistina’s employment agreement. At December 31, 2001, the balance of such loan, including accrued interest, was approximately $143,500.

     Applica Consumer Products, Inc. has a loan outstanding to Michael J. Michienzi, its Senior Vice President – Global Business Development. The loan, which is unsecured, bears interest at 8.25% per annum and is payable on the earlier of (i) June 30, 2003 or (ii) the termination of Mr. Michienzi’s employment agreement. At December 31, 2001, the balance of such loan, including accrued interest, was approximately $162,500.

     Sales Representative Relationships. In 2001, Applica Consumer Products, Inc. paid T.J.K. Sales, Inc. approximately $179,000 representing consulting fees and commissions on sales of Applica’s products made by such firm. Thomas J. Kane, a director of Applica, is the president of TJK Sales.

     Lion Brothers. Redcliffe Import and Export Limited, a wholly owned subsidiary of Applica, currently owns a 20% equity interest in Lion Brothers Co. Ltd. (“Lion Brothers”). Susan Ganz, a director of Applica, is President of Lion Brothers and is the owner, directly or indirectly through family members, of 80% of such company.

     Other. In 1983, Belvin Friedson, the founder of the company, entered into an employment agreement with Applica. Pursuant to his employment agreement, Mr. Friedson agreed to provide advisory services to Applica subsequent to his resignation as Chief Executive Officer. In 2001, Mr. Friedson received annual compensation from Applica of $375,000 under such agreement. He also participated in the executive life insurance plan and had use of a company car. Mr. Friedson is the father of David Friedson, Applica’s Chairman of the Board and Chief Executive Officer, and Barbara Friedson Garrett, a Director and Senior Vice President.

INDEPENDENT ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed Grant Thornton LLP, independent certified public accountants, as the auditors of Applica and its subsidiaries for the fiscal year ending December 31, 2002. Grant Thornton LLP has audited the books and records of Applica since 1976. A representative of Grant Thornton LLP is expected to be present at the annual meeting to make a statement, if he desires to do so, and to respond to appropriate questions.

     Audit Fees. Fees paid to Grant Thornton LLP for the 2001 audit of the consolidated financial statements and the review of quarterly reports on Form 10-Q were approximately $610,000.

     Financial Systems Design and Implementation Fees. Grant Thornton LLP did not render any professional services to Applica in 2001 regarding financial information systems and implementation fees.

     All Other Fees. Fees paid to Grant Thornton LLP for all other professional services rendered to Applica during 2001 were approximately $292,000 and included audit related services of $97,000 and non-audit services of $195,000. Audit related services included fees for employee benefit plans, statutory audits and accounting advice. Non-audit services consisted of tax research and advice. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS
AND DIRECTOR NOMINATIONS

     Shareholder Proposals. Any shareholder who intends to present a proposal at the Company’s 2003 Annual Meeting of Shareholders and who wishes to have their proposal included in the proxy statement for that meeting, must deliver the proposal, not exceeding 500 words in length, to the Secretary of Applica in writing not later than December 4, 2002.

     Advance Notice Procedures. Under Applica’s Bylaws, nominations for director may be made only by the Board or a Board committee, or by a shareowner entitled to vote who delivers notice to Applica not less than 90 days nor more than 120 days prior to the first anniversary of the date of the notice of the preceding year’s annual meeting. For Applica’s meeting in the year 2003, we must receive this notice on or after December 4, 2002, and on or before January 3, 2003. Nominations that are timely received will be considered by the Nominating Committee of the Board of Directors.

     The Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of meeting or as otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) within the time limits described above for delivering notice of a nomination for the election of a director. Therefore, any shareholder proposal submitted other than for inclusion in our proxy materials must be received within the time limits or will be considered untimely.

     A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to Applica’s Secretary at 5980 Miami Lakes Drive, Miami Lakes, Florida 33014-2467.

OTHER BUSINESS

     As of the date of this proxy statement, the Board of Directors knows of no other business to be presented at the 2002 Annual Meeting of Shareholders. If any other business should properly come before the meeting, including any matter omitted from the proxy statement pursuant to the rules of the SEC, the persons named in the accompanying proxy will vote thereon in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with their judgment.

     Mailing Address. The mailing address of our principal executive offices is 5980 Miami Lakes Drive, Miami Lakes, Florida 33014.

By Order of the Board of Directors

Harry D. Schulman President, Chief Operating Officer and Secretary

Miami Lakes, Florida
April 4, 2002

APPLICA INCORPORATED

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

     The undersigned hereby appoints Adam L. Kaplan and Harry D. Schulman and each of them, each with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of Applica Incorporated (the “Company”) to be held at the University of Miami, James W. McLamore Executive Education Center, 5250 University Drive, Coral Gables, Florida 33124 on Tuesday, May 14, 2002, at 10:00 a.m., local time, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side of this card, and in their discretion upon such other matters as may come before the meeting.

This Proxy when properly executed will be voted as specified on the reverse side. If no direction is made, the Proxy will be voted “FOR” Proposal 1.

(Continued and to be signed on the other side)

Please date, sign and mail your proxy card back as soon as possible.

Annual Meeting of Shareholders
APPLICA INCORPORATED

May 14, 2002

Proposal 1.
Election of five members to Class III of the Company’s Board of Directors to serve until the 2005 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

☐	FOR ALL THE NOMINEES LISTED BELOW (except as market to the contrary below)

☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

Nominees:
Frederick E. Fair David M. Friedson Desmond Lai Jerald I. Rosen Harry D. Schulman

INSTRUCTIONS: To withhold authority for any individual nominees, write that nominee’s name in the space below.

The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Shareholders of the Company called for May 14, 2002 and a Proxy Statement for the Annual Meeting prior to the approving of this proxy.

PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.

(Signatures)	Dated:	, 2002
(Signatures)	Dated:	, 2002

Please date this proxy and sign your name as it appears hereon. Where there is more than one owner, each should sign. When signing as an agent, attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer who should indicate his office. Please date, sign, and mail this proxy card in the enclosed envelope. No postage is required if mailed in the United States.